EXHIBIT 99.1

HERSHEY FOODS CORPORATION REAFFIRMS EARNINGS GUIDANCE

HERSHEY, Pa., February 18, 2004 — Hershey Foods Corporation (NYSE:HSY) today reaffirmed that it expects its 2004 full-year net sales to meet its stated objective of 3-4% growth and its full-year earnings per share-diluted to meet its stated objective of 9-11% growth.

In a presentation made today at the 2004 Consumer Analyst Group of New York (CAGNY) Conference, Richard H. Lenny, Chairman, President and CEO, Hershey Foods Corporation, said, “For 2004, we’ll deliver strong performance, with 3-4% topline growth, improving our leadership position by bringing major new product news to the market. Margins and returns will increase, and we’re committed to a 9-11% growth in diluted earnings per share. In addition to achieving our goals, we’ll invest in new growth platforms both within core confectionery, as well as in the broader snack market, while maintaining financial flexibility for future investment opportunities.”

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s Form 10-Q for the quarterly period ended September 28, 2003 and Annual Report on Form 10-K for 2002.

Media Contact:    Christine M. Dugan    (717) 508-3238
Financial Contact:    James A. Edris    (717) 534-7556